Exhibit 5.1
SEWARD & KISSEL LLP
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

1200 G STREET, N.W.
WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200	WASHINGTON, D.C. 20005
212 574 1200	FACSIMILE: (212) 480-8421	TELEPHONE: (202) 737-8833
	WWW.SEWKIS.COM	FACSIMILE: (202) 737-5184
September 22, 2005
Quintana Maritime Limited
c/o Quintana Management LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada, Athens
Greece
Re:	Quintana Maritime Limited
Ladies and Gentlemen:
     We have acted as Marshall Islands counsel to Quintana Maritime Limited (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), as amended, with respect to the issuance (the “Issuance”) of up to 3,000,000 shares of common stock of the Company, no par value (the “Common Stock”) reserved for issuance under the Quintana Maritime Limited 2005 Stock Incentive Plan (the “Plan”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan, such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
     We have further assumed for the purposes of this opinion, without investigation, that (i) all documents referred to above or contemplated by the Registration Statement to be executed in connection with the Issuance of the Common Stock have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the issuance comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Quintana Maritime Limited
September 22, 2005

     Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
Under the laws of the Republic of the Marshall Islands, the Common Stock has been duly authorized, and when the Common Stock has been issued as contemplated in the Plan, the Common Stock will be validly issued, fully paid and non-assessable.
     This opinion is limited to the laws of the Republic of the Marshall Islands and we express no opinion as to any other laws, rules or regulations.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours,
/s/ SEWARD & KISSEL LLP
SEWARD & KISSEL LLP